                                                                    EXHIBIT 99.4

                                VOTING AGREEMENT

     This VOTING AGREEMENT (this "Agreement"), dated as of April 23, 1996, is entered into by and among Boomtown, Inc., a Delaware corporation (the "Company"), on the one hand, and R.D. Hubbard, in his capacity as a stockholder ("Stockholder") of Hollywood Park, Inc., a Delaware corporation (the "Parent"), on the other hand.

     WHEREAS, concurrently herewith, Parent, HP Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

     WHEREAS, Stockholder is as of the date hereof the beneficial owner of the number of shares of Parent Common Stock (collectively, the "Proxy Shares") set forth on Schedule 1 to this Agreement;

     WHEREAS, the approval by Parent's stockholders of the issuance of Parent Common Stock pursuant to (a) the Merger, (b) the Company stock options to be assumed by Parent in the Merger and (c) any warrants of the Company or other rights to acquire Company Common Stock which may become exercisable for shares of Parent Common Stock, is a condition to the consummation of the Merger (collectively, the "Share Issuance Proposal");

     WHEREAS, as a condition to its entering into the Merger Agreement, the Company has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement; and

     WHEREAS, the Board of Directors of Parent has approved the Merger
Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     Section 1.  Agreement to Vote Shares.  At every meeting of the stockholders
                 ------------------------
of Parent called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, Stockholder shall vote the Proxy
Shares: (i) in favor of approval of the Share Issuance Proposal and any matter that could reasonably be expected to facilitate the Merger and (ii) against approval or adoption of any proposal made in opposition to consummation of the Merger or which would prevent the consummation of the Merger (each of the foregoing is hereinafter referred to as an "Opposing Proposal"). Subject to the provisions of Section 5 below, Stockholder agrees to use his reasonable best efforts to cause the stockholders of Parent to approve the Share Issuance Proposal and Stockholder shall not, directly or indirectly, solicit or encourage any Acquisition Proposal concerning Parent from any other party or any Alternative Transaction involving Parent. Stockholder agrees not to grant any proxies or enter into any voting agreement or arrangement inconsistent with this Agreement or the Proxy (as defined herein).

     Section 2.  Irrevocable Proxy.  Concurrently with the execution of this
                 -----------------
Agreement, Stockholder agrees to deliver to the Company a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the
                   ---------
fullest extent provided by law, with the total number of shares of capital stock of Parent beneficially owned by the Stockholder set forth therein.

     Section 3.  Representations and Warranties of Stockholder.  Stockholder
                 ---------------------------------------------
hereby represents and warrants to the Company that:

          a. This Agreement has been duly executed and delivered by Stockholder and is the legal, valid and binding obligation of Stockholder.

          b. No consent of any court, governmental authority, beneficiary, co-trustee or other person is necessary for the execution, delivery and performance of this Agreement by Stockholder.

          c. The Proxy Shares of Stockholder have been duly authorized and validly issued, and are fully paid and nonassessable. The Proxy Shares are owned by Stockholder free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than this Agreement.

     Section 4.  Covenants of the Holder.  Stockholder hereby agrees and
                 -----------------------
covenants that:

          a.  Prior to the Termination Date and subject to the provisions of
     Section 5 below, he will not, and will not permit any entity under his control, to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would prevent the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by written consent of Parent's stockholders with respect to an Opposing Proposal; or
     (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent with respect to an Opposing Proposal.

          b. Stockholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any of the Proxy Shares or make any offer or agreement relating thereto at any time prior to earlier of the termination of this Agreement pursuant to the terms hereof or the approval of the Share Issuance Proposal by the Parent stockholders, unless the proposed transferee or assignee of the Proxy Shares has executed and delivered to the Company a Voting Agreement and Irrevocable Proxy substantially identical to this Agreement and the attached Proxy.

          c. Stockholder agrees that any shares of capital stock of Parent (including the Parent Common Stock) that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the termination of this Agreement pursuant to the terms hereof shall be considered "Proxy Shares" and subject to each of the terms and conditions of this Agreement.

     Section 5.  Limitation on Voting Power.  It is expressly understood and
                 --------------------------
acknowledged by the parties hereto that nothing contained herein is intended to restrict the Stockholder from voting on any matter, or otherwise from acting, in the Stockholder's capacity as a director of Parent with respect to any matter.

     Section 6.  Adjustment Upon Changes in Capitalization.  In the event of any
                 -----------------------------------------
change in the Parent Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares or the like, the number of Proxy Shares shall be adjusted appropriately.

     Section 7.  Assignment.  This Agreement shall not be assignable by any
                 ----------
party hereto without the prior written consent of the other parties.

     Section 8.  Notices.  All notices and other communications hereunder shall
                 -------
be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by facsimile, or registered or certified mail, postage prepaid, addressed to the respective parties as follows:

     If to the Company:

               Boomtown, Inc.
               P.O. Box 399
               Verdi, Nevada  89439-0399
               Attention: Timothy J. Parrott
               Telecopier No.

     with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California  94304-1050
               Attention:  John V. Roos, Esq.
               Telecopier No. (415) 496-4006

     If to Stockholder:

               R.D. Hubbard
               Hollywood Park, Inc.
               1050 South Prairie Avenue
               Inglewood, California  90301
               Telecopier No.

     with a copy to:

               Irell & Manella LLP
               1800 Avenue of the Stars, Suite 900
               Los Angeles, California  90067
               Attention:  Alvin G. Segel, Esq.
               Telecopier No. (310) 203-7199

or to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     Section 9.  Specific Performance.  The parties hereto agree that
                 --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 10.  Amendment.  This Agreement may not be amended, except by an
                  ---------
instrument in writing signed on behalf of each of the parties hereto.

     Section 11.  Governing Law.  This Agreement and all disputes hereunder
                  -------------
shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law.

     Section 12.  Counterparts.  This Agreement may be executed in counterparts,
                  ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     Section 13.  Termination.  This Agreement shall terminate on the earlier of
                  -----------
(the "Termination Date") (i) the Effective Date (as such term is defined in the Merger Agreement), (ii) at any time upon written notice by the Company to Stockholder terminating this Agreement, (iii) upon the action by Parent's Board of Directors to withdraw or modify or change, in a manner adverse to the Company, its approval or recommendation of the Merger Agreement and the transactions contemplated thereby in the exercise of its fiduciary duties in accordance with Section 3.6(b) or Section 8.10 of the Merger Agreement, or (iv) the termination of the Merger Agreement in accordance with its terms.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       BOOMTOWN, INC.



                                       By:  /s/ Timothy J. Parrott
                                           -----------------------
                                            Name: Timothy J. Parrott
                                            Title: Chief Executive Officer



                                       "STOCKHOLDER"



                                        /s/ R.D. Hubbard
                                       -----------------------------------------
                                       R.D. Hubbard

                                   SCHEDULE 1



                                                          Number of
Stockholder                                                 Shares
- -----------                                                 ------

R.D. Hubbard                                              2,119,840

                                   EXHIBIT A
                                   ---------

                               IRREVOCABLE PROXY

     The undersigned stockholder of Hollywood Park, Inc., a Delaware corporation (the "Parent"), hereby irrevocably appoints Boomtown, Inc., a Delaware corporation (the "Company"), the attorney-in-fact and proxy of the undersigned, with full power of substitution, with respect to shares of Common Stock, $.10 par value per share, of Parent owned of record or beneficially by the undersigned (the "Shares") with respect to the matters specified below. Upon the execution hereof, all prior proxies given by the undersigned or its nominee with respect to the Shares are hereby revoked and no subsequent proxies will be given. This Proxy is irrevocable (to the extent permitted under Delaware law), and coupled with an interest and is granted in consideration of Parent and the Company entering into the Agreement and Plan of Merger dated as of April 23, 1996 among Parent, HP Acquisition, Inc. and the Company (the "Merger Agreement"). The attorney and proxy named above will be empowered at any time prior to the earliest of (i) the effectiveness of the Merger as defined in the Merger Agreement, (ii) notice from the Company that the Company elects to terminate this Proxy or (iii) the termination of the Voting Agreement dated as of April 23, 1996 between the Company and the undersigned in accordance with its terms, to exercise all voting and other rights to the extent specified in the succeeding paragraph. Upon the occurrence of the earliest of the foregoing events described in clauses (i), (ii), or (iii) above, this Proxy shall expire and be of no further force or effect.

     The attorney and proxy named above may only exercise this proxy to vote the Shares subject hereto at any annual, special or other meeting of the holders of capital stock of Parent and any adjournments thereof (including, without limitation, the power to execute and deliver written consents with respect to the Shares) in favor of approval of (x) the issuance of Parent Common Stock pursuant to (a) the Merger, (b) the Company stock options to be assumed by Parent in the Merger and (c) any warrants of the Company or other rights to acquire Company Common Stock which may become exercisable for shares of Parent Common Stock and (y) any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or which would prevent the consummation of the Merger, and may not exercise this Proxy on any other matters. The undersigned stockholder may vote the Shares on all other matters. The undersigned will, upon request, execute and deliver any additional documents deemed by the above-named attorney-in-fact and proxy to be necessary or desirable to effect the irrevocable proxy created hereby.

     Any obligation of the undersigned shall be binding upon the successors and assigns of the undersigned.


                                   /s/ R.D. Hubbard
                                  -------------------------------------
                                  R.D. Hubbard
                                  Shares of Parent Common Stock Owned: 2,119,840